EXHIBIT 10.3

EAGLE MOUNTAIN RAILROAD AGREEMENT

This EAGLE MOUNTAIN RAILROAD AGREEMENT (“Agreement”) is dated as of Closing Date as specified below and is by and between KAISER EAGLE MOUNTAIN, LLC, a Delaware limited liability company (“KEM”), and EAGLE MOUNTAIN MINING & RAILROAD COMPANY, LLC, a Delaware limited liability company (“EMMR”). KEM and EMMR are sometimes referred to individually in this Agreement as a “Party” and collectively as the “Parties.”

RECITALS

A. The Eagle Mountain Railroad is an approximately 52-mile long private railroad line located in Riverside County, California that links the Operations Area (as defined below) to or near the Union Pacific Railroad’s mainline near the Salton Sea (the “Railroad”). The Railroad traverses both the KEM Railroad Property (as defined below) and the Railroad Properties (as defined below) and includes Railroad Equipment and Supplies (as defined below), Railroad Facilities (as defined below), and Railroad Properties (as defined below). EMMR currently owns the Railroad.

B. On the Closing Date, Eagle Mountain Acquisition, LLC, (“ECLand”) purchased KEM from CIL&D, LLC (“CIL&D”) pursuant to that certain Purchase and Sale Agreement among ECLand, and CIL&D and certain other parties dated June 25, 2015 (the “PA”). KEM owns or controls certain real property, mining claims, rights-of-way, easements, buildings, houses, facilities, and mining rights, minerals, rock, rock products and other items related to the Eagle Mountain mine located in Riverside County, California (collectively the “Eagle Mountain Property”) as described in EXHIBIT “A” attached hereto. The Railroad traverses through and uses a limited portion of the Eagle Mountain Property which is defined below as the “KEM Railroad Property”.

C. Eagle Crest Energy Company (“Eagle Crest”) is the developer of hydro-electric and water storage projects that, along with other activities related thereto, would be developed, constructed, maintained and operated on portions of the Eagle Mountain Property as described in EXHIBIT “B” attached hereto (the “Project”).

D. In order to effectuate the transactions contemplated by the PA, in addition to this Agreement, the Parties are entering into a Mining Agreement (as defined below), Water and Utilities Joint Use Agreement and Mutual Access and Joint Use Agreement relating to the Eagle Mountain Property (collectively with this Agreement, the “Transaction Agreements”). EMMR will undertake mining activities on the Eagle Mountain Property pursuant to the Mining Agreement and may utilize the Railroad in connection with such mining activities.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

1. CONFIRMATION AND INCORPORATION OF RECITALS. The above Recitals and the definitions provided therein are hereby incorporated into and made a part of this Agreement.

2. DEFINITIONS. In addition to the terms defined in the above Recitals and elsewhere in this Agreement, for purposes of this Agreement the terms set forth below shall have the following meanings:

2.1 “AFFILIATE” shall mean with respect to any person or entity, another person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person or entity. With respect to KEM, on and after the Closing Date KEM’s Affiliates shall be deemed to include, but are not limited to, EC Land, EC Land Holdco, LLC, and Eagle Crest and their respective successors and assigns. With respect to EMMR, EMMR’s Affiliates shall be deemed to include, but are not limited to, CIL&D and Lake Tamarisk Development, LLC and their respective successors and assigns.

2.2 “BLM” shall mean the United States Bureau of Land Management.

2.3 “CLOSING DATE” shall mean the date on which ECLand acquires KEM pursuant to the PA.

2.4 “CONSTRUCTION PERIOD” shall mean the period of time during which there is actual material construction of the Project on the Eagle Mountain Property; provided, that the Construction Period shall not commence any earlier than the date of the closing and funding of the construction financing for the Project and the Construction Period shall not extend at the latest beyond the commercial operation date of the final generating unit of the Project; provided, that if after the commercial operation of the first generating unit of the Project material construction work on the Project on the Eagle Mountain Property ceases for a period of more than ninety (90) consecutive days, the Construction Period shall be deemed to have ended.

2.5 “ENVIRONMENTAL LAWS” shall mean those Laws that relate to or regulate Hazardous Materials or relate to or regulate any activity involving Hazardous Materials relating to pollution, natural resources damages or the environment or the use or release into the environment of any Hazardous Materials, including without limitation, the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. Sections 9601 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901 et seq.), the Clean Air Act (42 U.S.C. Sections 7401 et seq.), the Clean Water Act (33 U.S.C. Sections 1251 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Sections 1801 et seq.), the Toxic Substances Control Act (15 U.S.C. Sections 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. Sections § 300 et seq.), and the regulations promulgated pursuant to any of the foregoing and similar state and local laws, including the Safe Drinking Water and Toxic Enforcement Act of 1986 (California Health and Safety Code Sections 25249.5 et seq.), the Porter Cologne Water Quality Control Act (California Water Code, Sections 13000 et seq.) and the Surface Mining and Reclamation Act (Public Resources Code, Sections 2710 et seq.), and the Hazardous Substance Account Act (California Health and Safety Code Sections § 25300 et seq.), and the Hazardous Waste Control Act (California Health and Safety Code Sections § 25100 et seq.).

2.6 “HAZARDOUS MATERIALS” shall mean: (i) any substance, product, waste or other material of any nature whatsoever which is or becomes listed or regulated as a “hazardous waste,” “hazardous substance,” “hazardous material,” “toxic substance,” “waste,” “pollutant,” “contaminant,” or similar characteristic pursuant to any federal, state or local statute, law, ordinance, resolution code, rule, regulation, order or decree as now or at any time hereafter may be in effect during the term of this Agreement, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., the Hazardous Materials Transportation Act of 1975, 49 U.S.C. Section 1801 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq., the Toxic Substance Control Act of 1976, 15 U.S.C. Section 2601 et seq., the Clean Water Act of 1977, 33 U.S.C. Section 1251 et seq., the Hazardous Substance Account Act (California Health and Safety Code Sections § 25300 et seq.), the Hazardous Waste Control Act (California Health and Safety Code Sections § 25100 et seq.) and Sections 25117 and 25316 of the California Health and Safety Code; and (ii) petroleum or crude oil other than petroleum and petroleum products which are wholly contained within equipment, regularly operated motor vehicles and approved containers or tanks.

2.7 “KEM RAILROAD PROPERTY” shall mean that portion of the Eagle Mountain Property occupied by or to be used by the Railroad and certain rights-of-way for the benefit of the Railroad, all as described in EXHIBIT “D” attached hereto.

2.8 “KEM PROPERTY RIGHT-OF-WAY” shall mean that certain right-of-way granted by KEM to EMMR over the KEM Railroad Property in that certain KEM Property Right-of-Way Agreement attached hereto as EXHIBIT “I”.

2.9 “LAWS” shall mean any federal, state, or local, statute, constitution, rule, regulation, ordinance, permit, license, requirement, concession, grant, franchise, agreement, or approval or any determination, judgment, injunction, order of any governmental authority or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of, any of the foregoing, that has jurisdiction over the Railroad and its operation, repair, maintenance, restoration, improvement, salvage or any other Railroad Activities or the Project (but solely with respect to KEM or its Affiliates and not with respect to EMMR) at any level of federal, state or county government (including agencies thereof), whether in effect as of the date hereof or thereafter and in each case as amended (including any of the foregoing pertaining to land use or zoning restrictions).

2.10 “MINING AGREEMENT” shall mean that certain Mining Lease and Agreement between the Parties dated as of the Closing Date as such agreement may be amended from time-to-time.

2.11 “OPERATIONS AREA” shall mean that area on the Eagle Mountain Property as more specifically described in EXHIBIT “E” attached hereto and incorporated herein by this reference.

2.12 “PROJECT INTERFERENCE” shall mean (i) at any time prior to the end of the Construction Period, any delay, interference or conflict arising from EMMR’s activities under this Agreement (including the Railroad Activities and EMMR’s use of the Railroad or KEM Railroad Properties) with (A) the planning (which, in this Agreement in all instances, refers to physical access and use of the Eagle Mountain Property reasonably necessary or reasonably expedient to the preparation of Project-related engineering reports, surveys (including geotechnical surveys), plans, and specifications, as well as those site assessment activities reasonably necessary or reasonably expedient to the implementation of the Project and obtaining financing therefor) or (B) KEM’s physical access to and use of the Eagle Mountain Property for the construction of the Project, in a manner that could reasonably be expected to have an adverse impact on the Project’s construction schedule or budget, in each case as reasonably determined and in good faith by KEM; and (ii) after the Construction Period, any delay, interference or conflict with KEM’s physical access to and use of the Eagle Mountain Property for the operation or maintenance of the Project that could reasonably be expected to have a material impact on the Project’s operation and/or operating budget or otherwise materially adversely affect the economic returns of the Project, in each case, after taking into account any mitigations proposed by EMMR. For purposes of this defined term, an impact shall be presumed to be material if the reasonably expected economic impact upon the Project equals or exceeds $100,000 or if such impact could reasonably be expected to interrupt the operation of the Project.

2.13 “RAILROAD ACTIVITIES” shall mean any and all activities undertaken after the date of this Agreement in connection with the repair, restoration, maintenance, improvement, operation, use (with use including, but not limited to, loading, unloading, staging, storage, weighing, or other similar activities) or salvage in connection with the Railroad, whether on the KEM Railroad Property or Railroad Properties.

2.14 “RAILROAD ELECTION DEADLINE” shall be the eleventh (11th) anniversary of the Closing Date except that such date shall be automatically extended for such period of time that KEM or any of KEM’s Affiliates are in default under any agreement, document or instrument with EMMR or any of EMMR’s Affiliates. EMMR shall provide KEM notice of any such default, including the nature of such default as well as notice and confirmation of any cure. The Railroad Election Deadline shall be extended for the period of time between the date of such default and the date of any cure.

2.15 “RAILROAD EQUIPMENT AND SUPPLIES” shall mean all uninstalled rail (whole or partial sticks of rail), fastenings, ties and ballast, and other similar items located or stored on the Railroad Properties, KEM Railroad Property and the Operations Area as of the Effective Date. Railroad Equipment and Supplies also includes all tools, equipment and vehicles used for Railroad Activities, including, but not limited to, those items described in EXHIBIT “F” attached hereto.

2.16 “RAILROAD FACILITIES” shall mean and include (i) all facilities that exclusively serve the Railroad on the KEM Railroad Properties, (ii) all facilities that serve the Railroad in any way on the Railroad Properties, and (iii) the installed components of the Railroad located on the Railroad Properties and KEM Railroad Properties, including but not limited to the installed railroad tracks, fastenings, ties and ballast, roadbed, embankment, bridges, trestles, culverts, crossings, drainage facilities, flood control and diversion facilities such as berms, rail spurs, rail yards, switching and signal facilities, access roads, refueling stations and associated equipment an piping, storage facilities, and other similar items as they now or hereafter exist.

2.17 “RAILROAD PROPERTIES” means and includes the site of the former rail yard referred to as Ferrum Junction, a right-of-way from the Bureau of Land Management (“BLM”) related to the Railroad, rights-of-way or other grants of use from other federal and governmental entities related to the Railroad, various properties owned in fee and private easements and rights-of-way related to the Railroad, all as described on Exhibit “C” attached hereto. Railroad Properties shall also include any causes of action or recoveries related to the Railroad as may now or hereafter exist. However, for the avoidance of doubt, “Railroad Properties” shall not include the KEM Railroad Property.

3. CURRENT AND MODIFIED LOCATION OF RAILROAD. The last surveyed location of the Railroad is generally depicted on EXHIBIT “G” attached hereto. The Railroad Properties that existed at the time of the last survey are described and depicted on EXHIBIT “H” attached hereto. The only property of KEM used or occupied by the Railroad is the KEM Railroad Property. The location of the Railroad may be changed or modified over time but any such change or modification on the KEM Railroad Property shall be subject to the prior written consent of KEM as provided below, and in no event shall such change or modification result in Project Interference. For the purpose of this Agreement, the Railroad includes all future additions, changes and modifications that are made to the location, physical extent, and permitting of the Railroad, and the Railroad Properties and the Railroad Facilities. If EMMR desires to make any physical modifications or additions to the Railroad on the KEM Railroad Property, including the repair or salvage of the Railroad pursuant to Section 7 below, EMMR shall submit a work plan describing in reasonable detail the modifications and any additions to be made to the Railroad and the activities to be undertaken in connection with such work (a “Work Plan”), and such Work Plan shall be subject to KEM’s review, comment and approval, not to be unreasonably withheld, conditioned or delayed. KEM shall have sixty (60) days to review and comment on any such Work Plan. In the event of any planned material change or amendment to a previously approved Work Plan, KEM shall have thirty (30 days) to review and comment on the proposed modification or amendment. The Parties agree that senior officers of each of KEM and EMMR shall meet in person with over a period of up to three (3) days within ten (10) days of KEM’s rejection of EMMR’s proposed Work Plan in a good faith effort to resolve any dispute over a Work Plan. Notwithstanding the forgoing, in the event emergency repairs are required on the KEM Railroad Property no Work Plan shall be required but EMMR shall provide to KEM as much detail concerning the emergency repairs as can be reasonably be provided given the circumstances. Such emergency repairs shall be conducted in a workmanlike manner and shall not be allowed to cause any Project Interference. Once the immediate need for action and repair has passed, EMMR shall submit a Work Plan in accordance with the provisions of this Section 3 for any follow-up repairs or modifications.

4. TERM.

4.1 INITIAL TERM. The initial term of this Agreement shall be for a period of forty (40) years from the Closing Date (“Initial Term”) unless sooner terminated as provided in this Agreement.

4.2 EXTENSION OF TERM. If at the end of the Initial Term of this Agreement, the Mining Agreement has been extended as provided pursuant to the terms of the Mining Agreement, then this Agreement shall be automatically extended for up to three (3) additional twenty (20) year periods, provided that EMMR is not then in material default under this Agreement beyond any applicable notice and cure periods, and provided further that such default is cured within such cure period.

5. GRANT OF KEM RAILROAD PROPERTY RIGHT OF WAY. KEM shall grant EMMR a right-of-way over that portion of the KEM Railroad Property traversed by the Railroad for the Term of this Agreement, in the form of the KEM Property Right-of-Way Agreement attached hereto as EXHIBIT “I” (the “KEM Property Right-of-Way Agreement”). The Parties shall execute KEM Property Right-of-Way Agreement concurrently with the execution of this Agreement, and promptly submit the Property Right-of-Way Agreement for recording in the land records of the Riverside County, California.

6. EMMR RESPONSIBLE FOR THE RAILROAD AND RAILROAD ACTIVITIES; INDEMNIFICATION BY EMMR. Except as otherwise provided in this Agreement, EMMR acknowledges and agrees that it is responsible for all claims, liabilities, obligations, costs and expenses arising from or directly related to the ownership of the Railroad or from Railroad Activities.

6.1 INDEMNIFICATION BY EMMR. EMMR shall indemnify, defend and hold KEM and its current and future Affiliates and its and their respective current and future employees, officers, shareholders, members, lenders, directors, managers, agents, and representatives, and its and their respective successors and assigns (collectively, the “KEM Indemnitees”) harmless from and against any loss, damage, injury, death, accident, fire or other casualty, liability, claim, fine, penalty, fee, cost or expense (including but not limited to, reasonable fees, costs and expenses of any kind incurred by any Person indemnified under this Agreement in investigating, preparing for, defending against, prosecuting or providing evidence, providing testimony, producing documents, negotiating and entering into settlements or taking other action with respect to any threatened or asserted claim against a Person indemnified under this Agreement (“Legal Expenses”) and the reasonable fees of other professionals) of any kind or character to any person or property, including the property of the KEM Indemnitees, but excluding any lost profits, consequential, special or punitive damages (other than those required to be paid to a third party pursuant to a third party claim) (together, the “KEM Losses”), arising from, relating to or caused by: (a) all claims of whatever nature against KEM arising from or related to the Railroad Assets or Railroad Activities; (b) all claims of whatever nature against KEM arising from any act, omission or negligence of EMMR, its contractors, licensees, agents, servants, employees, invitees or visitors on or about the KEM Railroad Property; (c) the actual or alleged presence of Hazardous Materials on the KEM Railroad Property to the extent related to or arising out of any Railroad Activities; and (d) any environmental claim or claim relating to violations of Environmental Law after the date of this Agreement relating in any way to the Railroad Assets located on the KEM Railroad Property or Railroad Activities on the KEM Railroad Property; provided, however, EMMR will have no obligation to indemnify a KEM Indemnitee for any KEM Loss or group of items of KEM Loss arising out of the same event (x) where the total KEM Loss is less than Fifty Thousand Dollars ($50,000) (y) to the extent the KEM Losses are caused by or attributable to the negligence or willful misconduct of the KEM Indemnitee, or (z) to the extent the KEM Losses are caused by or attributable to any breach of this Agreement by KEM or its Affiliates or subcontractors. Without limiting the foregoing, until the total of KEM Losses exceed One Hundred Thousand Dollars ($100,000) no claim for indemnification may be made by KEM hereunder and if the KEM Losses exceed the One Hundred Thousand Dollars ($100,000) basket, KEM may only seek to recover amounts over the Fifty Thousand Dollars ($50,000) de minimis threshold.

6.2 INDEMNIFICATION BY KEM. KEM shall indemnify, defend and hold EMMR and its current and future Affiliates and its and their respective current and future employees, officers, shareholders, members, directors, managers, agents, and representatives, and its and their respective successors and assigns (collectively, the “EMMR Indemnitees”) harmless from and against any loss, damage, injury, death, accident, fire or other casualty, liability, claim, fine, penalty, fee, cost or expense (including but not limited to, Legal Expenses and the reasonable fees of other professionals) of any kind or character to any person or property, including the property of the EMMR Indemnitees, but excluding any lost profits, consequential, special or punitive damages (other than those required to be paid to a third party pursuant to a third party claim) (together, the “EMMR Losses”, and, together with the KEM Losses, “Losses”), arising from, relating to or caused by: (a) the construction, maintenance or operation of the Project; (b) use of the KEM Railroad Property by KEM or its Affiliates; (c) any negligent or willful act or omission of KEM, its Affiliates, contractors or agents; (d) any violation or alleged violation by KEM of the applicable Laws (including any applicable Environmental Laws); and (e) any breach by KEM of its obligations under this Agreement; provided, however, KEM will have no obligation to indemnify an EMMR

Indemnitee for any EMMR Loss or group of items of EMMR Loss arising out of the same event (x) where the total EMMR Loss is less than Fifty Thousand Dollars ($50,000) (y) to the extent the EMMR Losses are caused by or attributable to the negligence or willful misconduct of the EMMR Indemnitee, or (z) to the extent the EMMR Losses are caused by or attributable to any breach of this Agreement by EMMR or its Affiliates or subcontractors. Without limiting the forgoing, until the total of all EMMR Losses exceed One Hundred Thousand Dollars ($100,000) no claim for indemnification may be made by EMMR hereunder and if the EMMR Losses exceed the One Hundred Thousand Dollars ($100,000) basket, EMMR may only seek to recover amounts over the Fifty Thousand Dollars ($50,000) de minimis threshold.

6.3 INDEMNIFICATION PROCEDURES.

6.3.1 NOTICE OF A CLAIM. As promptly as practicable, and in any event within thirty (30) days, after a Party shall receive any notice of, or otherwise become aware of, the commencement of any action, suit or proceeding, the assertion of any claim, the occurrence of any event, the existence of any fact or circumstance, or the incurrence of any Losses, for which indemnification is provided for, by Section 6.1 or 6.2 (an “Indemnification Event”), the Party entitled to such indemnification (an “Indemnified Party”) shall give written notice (an “Indemnification Claim”) to the Party from which such indemnification is (or, under such assumption, could be) sought (an “Indemnifying Party”) describing in reasonable detail the Indemnification Event and the basis on which indemnification is (or, under such assumption, could be) sought. If the Indemnifying Party is not so notified by the Indemnified Party within thirty (30) days after the date of the receipt by the Indemnified Party or any of its Affiliates of notice of, or of the Indemnified Party or any of its Affiliates otherwise becoming aware of, any particular Indemnification Event, to the extent that such Indemnifying Party is materially prejudiced as a consequence of such failure, the Indemnifying Party shall be relieved of all liability hereunder in respect of such Indemnification Event, and in the event that such Indemnifying Party is materially prejudiced or harmed as a consequence of such failure the Indemnifying Party shall not be liable for any expenses directly related to the Losses from such Indemnification Event incurred during the period in which the Indemnified Party was overdue in giving, and had not given, such notice.

6.3.2 DEFENSE OF A CLAIM. If any Indemnification Event involves the claim of any third party (a “Third-Party Claim”), the Indemnifying Party (the “Controlling Person”) shall (whether or not the Indemnified Party is entitled to claim indemnification under Section 6.1 or 6.2, as the case may be) be entitled to, and the Indemnified Party shall provide the Controlling Person with the right to, participate in, and assume sole control over, the defense and settlement of such Third-Party Claim (with counsel reasonably satisfactory to the Indemnified Party); provided, however, that (i) the Indemnified Party shall be entitled to participate in the defense of such Third-Party Claim and to employ counsel at its own expense to assist in the handling of such Third-Party Claim, and (ii) the Controlling Person shall obtain the prior written approval of the Indemnified Party before entering into any settlement of such Third-Party Claim or ceasing to defend against such Third-Party Claim if (x) as a result of such settlement, consenting to the entry of any judgment or ceasing to defend, injunctive relief or other equitable relief would be imposed against the Indemnified Party, (y) in the case of a settlement or consenting to the entry of any judgment, the Indemnified Party would not thereby receive from the claimant an unconditional release from all further liability and obligations in respect of such Third-Party Claim or (z) as a result of such settlement, consenting to the entry of any judgment or ceasing to defend, may reasonably be expected to have an adverse effect on the affected business of the Indemnified Party. After written notice by the Controlling Person to the Indemnified Party of its election to assume control of the defense of any such Third-Party Claim, the Indemnifying Party shall not be liable hereunder to indemnify any Person for any Legal Expenses subsequently incurred in connection therewith. If the Controlling Person does not assume sole control over the defense or settlement of such Third-Party Claim as provided in this Section 6.3.2 within a reasonable period of time, or, after assuming such control, fails to defend against such Third-Party Claim (it being agreed that settlement of such Third-Party Claim does not constitute such a failure to defend), the Indemnified Party shall have the right (as to itself) to defend and, upon obtaining the written consent of the Controlling Person, settle the claim in such manner as it may deem appropriate, and the Indemnifying Party shall promptly reimburse the Indemnified Party therefor in accordance with (and to the extent provided for in) Section 6.1 or 6.2, as appropriate. Notwithstanding the foregoing provisions of this Section 6.3.2, the Indemnified Party shall have the right at all times to take over and assume the control (as to itself) of the defense or settlement of any Third-Party Claim; provided, however, that in such event the Indemnifying Party shall cease to have any obligation under Section 6.1 or 6.2, as the case may be, in respect of such Third-Party Claim. The Indemnifying Party shall not be liable under this Section 6 for any settlement or compromise effected without its consent.

6.3.3 COOPERATION; MITIGATION. The Indemnified Party and the Indemnifying Party shall each cooperate fully (and shall each cause its Affiliates to cooperate fully) with the other in the defense or prosecution of any Third-Party Claim pursuant to Section 6.3.2. Without limiting the generality of the foregoing, each such Person shall furnish the other such Person (at the expense of the Indemnifying Party) with such documentary or other evidence as is then in its or any of its Affiliates’ possession and such other information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith as may reasonably be requested by the other Person for the purpose of defending against any such Third-Party Claim. The Parties hereby agree to use commercially reasonable efforts to mitigate any Loss that may be incurred in accordance with applicable Laws.

6.3.4 SUBROGATION. Upon payment of any amount pursuant to any Indemnification Claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all of the Indemnified Party’s rights of recovery against any third party with respect to the matters to which such Indemnification Claim relates.

6.3.5 RECOVERY. If at any time subsequent to the receipt by an Indemnified Party of an indemnity payment hereunder, such Indemnified Party (or any Affiliate thereof) receives any recovery, settlement or other similar payment with respect to the Losses for which it received such indemnity payment (including, without limitation, under any insurance policy for which a claim is made under Section 6.3.6) (a “Recovery”), such Indemnified Party shall promptly pay to the Indemnifying Party an amount equal to the amount of such Recovery, less any expense incurred by such Indemnified Party (or its Affiliates) in connection with such Recovery, but in no event shall any such payment exceed the amount of such indemnity payment.

6.3.6 NO LIMITATION. Nothing in this Section 6 shall be deemed to prevent a Party from making a claim under any available insurance policy, in addition to pursuing indemnification under this Agreement.

6.3.7 NO RIGHT OF OFFSET. Neither KEM nor any other KEM Indemnitee shall have any right-of-off set, including, but not limited to, under this Section 6, against any amounts that may now or hereafter be owed to CIL&D (or its successors and assigns) by Buyer, KEM, KEM’s Affiliates and any other party guarantying of securing any such amounts including, but not limited to, the $4.25 million note and the $19 million Note, as defined in the PA.

7. RESTORATION OR SALVAGE OF THE RAILROAD. EMMR may in its sole and absolute discretion and at its sole cost and expense elect to restore the Railroad to be operational in that the rail line can be traversed its full length from the Operations Parcel to near the Salton Sea in compliance with all applicable Laws. Alternatively, EMMR may, in its sole and absolute discretion and at its sole cost and expense, salvage the Railroad in compliance with all applicable Laws. KEM acknowledges that it has no right or interest in the proceeds generated from the salvage of the Railroad or any portion thereof. If the restoration or salvage of the Railroad has not been completed by the Railroad Election Deadline, EMMR shall give written notice to KEM on or before the Railroad Elections Deadline of its election to restore or salvage the Railroad. EMMR shall thereafter, at its sole cost and expense, promptly commence (or continue) and proceed with diligence with the Railroad Activities necessary or appropriate to restore the Railroad or to salvage the Railroad in accordance with the election made by EMMR and in compliance with all applicable Laws. Any repair or salvage of the Railroad on the KEM Railroad Property shall be conducted pursuant to an approved Work Plan, as provided in Section 3 above.

8. USE OF RAILROAD FACILITIES AND ASSUMPTION OF RISK. EMMR shall have the right to use the Railroad Facilities on the KEM Railroad Property free of charge except that EMMR shall pay the actual cost of all new or additional expenses and costs that may be incurred by KEM as a result of its Railroad Activities. EMMR shall promptly reimburse KEM upon demand for any expenses and costs incurred by KEM as a result of the Railroad Activities or the maintenance, removal, disposal or alteration of the Railroad as required by applicable Laws. In addition, EMMR shall have the right to store any Railroad Equipment and Supplies currently located on the KEM Railroad Property in such location free of charge; provided, however, (i) such storage does not result in Project Interference (ii) EMMR shall pay the actual cost of all new or additional expenses and costs related to the storage of the Railroad Equipment and Supplies that may be incurred by KEM, and (iii) the storage of any Railroad Equipment and Supplies in the “Warehouse” or “Maintenance Building” identified in that certain Warehouse & Maintenance Lease dated as of the Closing Date by and between KEM and EMMR shall be subject to the terms of such Warehouse & Maintenance Lease. EMMR shall assume all risks of harm and loss of storing Railroad Equipment and Supplies on the KEM Railroad Property and EMMR shall be responsible for undertaking any actions its deems appropriate to safeguard the Railroad Equipment and Supplies. KEM shall have the right to relocate any Railroad Equipment and Supplies located on the KEM Railroad Property (other than in the Storage Building and/or Maintenance Building) that may reasonably be expected to result in Project Interference, and shall provide advance notice of such relocation to EMMR whenever possible, and prompt notice thereafter if advance notice is impractical due to timing constraints. The relocation of the Railroad Equipment and Supplies shall be to an area mutually agreed upon by KEM and EMMR but in the event the Parties are unable to agree on an appropriate location or as timing does not allow, KEM shall in good faith reasonably select the location.

9. NO OPPOSITION TO RAILROAD ACTIVITIES AND OWNERSHIP OF RAILROAD. Subject to the terms of this Agreement, neither KEM nor its Affiliates shall take any action that would oppose, prevent, hinder, limit or terminate Railroad Activities or EMMR’s ownership of the Railroad or take any actions to amend, modify, or terminate any easement, right-of-way, permit, license, consent or agreement for or pertaining to the Railroad or Railroad Activities so long as the EMMR’s ownership of the Railroad or such Railroad Activities are conducted in compliance with the terms of this Agreement, applicable Laws and Work Plans and do not cause or could not reasonably be expected to cause Project Interference.

10. COOPERATION. KEM and EMMR agree to work in good faith and to make commercially reasonable efforts to minimize Project Interference and in their joint use and simultaneous use of and access to and through the KEM Railroad Property. However, if Project Interference cannot be commercially reasonably avoided or resolved, then the Project shall have priority of use and access and EMMR shall cease or modify any activity that is causing any Project Interference. EMMR acknowledges that the Operations Area will also be utilized from time to time by KEM or its Affiliates in connection with the Project. Certain portions of the Operations Area will be used jointly by KEM and EMMR and other areas shall be for the exclusive use of both KEM and EMMR, all as depicted and described in Exhibit “E” attached hereto and incorporated herein by this reference. The Parties shall reasonably cooperate with each other for the use of other areas to the extent not already agreed upon, which use shall be subject to the final approval of KEM, which approval shall not be unreasonably withheld or delayed. In addition, during the term of this Agreement, KEM agrees to reasonable cooperate in shipping mined materials via the Railroad and undertaking other actions as reasonably requested by EMMR to preserve and maintain any and all rights in the Railroad. EMMR shall pay all actual, out of pocket costs incurred by KEM in providing the cooperation reasonably requested by EMMR.

11. CONDUCT OF RAILROAD OPERATIONS IN COMPLIANCE WITH LAWS. EMMR shall conduct or cause to be conducted all Railroad Activities on the KEM Railroad Property, as applicable, consistent with all applicable Laws and accepted railroad standards and practices for a private railroad. EMMR, shall at its sole cost and expense, comply with the Laws applicable to its ownership of the Railroad and the conduct of Railroad Activities on the KEM Railroad Property. To the extent new or modified permits, consents, licenses and approvals (collectively “Railroad Licenses”) are necessary to conduct Railroad Activities on the KEM Railroad Property, EMMR shall at its sole cost and expense obtain and maintain such Railroad Licenses. KEM shall cooperate in EMMR’s application, acquisition, and defense of such Railroad Licenses, pursuant to Section 9.

12. ENVIRONMENTAL MATTERS

12.1 RAILROAD ACTIVITIES TO BE CONDUCTED IN COMPLIANCE WITH ENVIRONMENTAL LAWS. EMMR shall conduct its Railroad Activities on the KEM Railroad Property in compliance with the Environmental Laws applicable to the Railroad such Railroad Activities. EMMR shall limit to any use, generation, storage, treatment, transportation and handling in connection with Railroad Activities on the KEM Railroad Property to those Hazardous Materials, and to quantities thereof that are reasonably necessary to perform Railroad Activities. EMMR shall not cause or permit any Hazardous Materials to be disposed or abandoned on the KEM Railroad Property. EMMR shall promptly inform KEM and any applicable regulatory body of any actual or claimed violation of applicable Environmental Laws in connection with its Railroad Activities on the KEM Railroad Property and EMMR shall promptly undertake the actions necessary to cure any violation of the Environmental Laws arising or resulting from its Railroad Activities on the KEM Railroad Property.

12.2 SPILLS OF HAZARDOUS MATERIALS. EMMR shall promptly notify KEM and each governmental entity with jurisdiction of any spills, releases or leaks of Hazardous Materials that occur on the KEM Railroad Property arising or resulting from its Railroad Activities (whether such spill, release or leak impacts the KEM Railroad Property or Railroad Property) as required by Environmental Laws. EMMR shall, at its expense, undertake or cause to be diligently undertaken the activities reasonably necessary to report, investigate, monitor, and remediate the consequences of the spill, release or leak that occurred on the KEM Railroad Property arising or resulting from its Railroad Activities (whether such spill, release or leak impacts the KEM Railroad Property or Railroad Property). EMMR shall keep KEM timely and reasonably informed regarding its activities pursuant to this Section 12.2.

12.3 REMOVAL OF STORED HAZARDOUS MATERIALS. Before the expiration or termination of this Agreement, and in conformance with the applicable Environmental Laws, EMMR shall, at its expense cause to be properly removed from the KEM Railroad Property all Hazardous Materials stored on the KEM Railroad Property and used in connection with Railroad Activities, and any storage containers associated with such Hazardous Materials shall be removed and/or properly closed.

13. SCHEDULING OF RAILROAD ACTIVITIES AND USE OF OTHERS. Subject to the provisions of Sections 3, 7 and 10, EMMR shall have sole and exclusive right to schedule Railroad Activities including use of the Railroad and to dispatch trains and equipment. EMMR shall have the right to retain one or more third party subcontractors to operate the Railroad and to conduct other Railroad Activities; provided however EMMR may not subcontract any portion of the Railroad Activities to be conducted on the KEM Railroad Property without first obtaining written consent from KEM for each subcontractor so involved, which approval shall not be unreasonably withheld, conditioned or delayed. EMMR shall only subcontract the Railroad Activities conducted on the KEM Railroad Property to subcontractors with proper licensing, certification and bonding under all applicable Laws, including, without limitation, the California Business and Professions Code. Further, any subcontractor engaged by EMMR for any portion of the Railroad Activities conducted on the KEM Railroad Property shall be required by EMMR to comply with this Agreement to the extent applicable, including but not limited to, Section 11 (Conduct of Railroad Operations In Compliance with Laws), Section 12 (Environmental Matters) and Section 19 (Insurance).

14. IMPROVEMENTS. Subject to the provisions of Sections 3 and 10, EMMR shall have the right, from time to time, to construct, improve, replace, re-route, upgrade, or expand the Railroad Facilities on KEM Railroad Property.

15. LIENS

15.1 EMMR’S OBLIGATIONS WITH RESPECT TO LIENS. EMMR shall not suffer or permit to be enforced against the Eagle Mountain Property, or any part thereof, or any or any other land owned by KEM including the KEM Railroad Properties, any mechanics’, materialmen’s, contractors’ or subcontractors’ lien arising from its Railroad Activities or any other work performed on behalf of or for the benefit of EMMR (other than inchoate liens that arise by operation of law but which are not presently exercisable). EMMR shall pay or cause to be paid all of said liens, claims or demands before any action is brought to enforce the same against the Eagle Mountain Property. Notwithstanding anything to the contrary set forth above, if EMMR shall in good faith contest the validity of any such lien, claim or demand, then EMMR shall, at its expense, defend itself and KEM against the same and shall pay and satisfy any adverse judgment that may be rendered thereon before any enforcement thereof against KEM or the Eagle Mountain Property, but only upon the condition that if KEM shall so require, EMMR shall procure and record or furnish to KEM a surety bond or other acceptable security satisfactory to KEM in an amount at least equal to such contested lien, claim or demand indemnifying KEM against liability for the same, and holding the Eagle Mountain Property free from the effect of any such lien or claim. KEM reserves the right at any time and from time to time to post and maintain on said Eagle Mountain Property, KEM Railroad Property, Operations Area or any portion thereof or improvement thereon, such notices of non-responsibility or otherwise as may be necessary to protect KEM against liability for all such liens and claims.

15.2 KEM’S OBLIGATIONS WITH RESPECT TO LIENS. KEM shall not suffer or permit to be enforced against the KEM Railroad Property or the Railroad, or that would interfere with Railroad Activities or any part thereof, any mechanics’, materialmen’s, contractors’ or subcontractors’ lien arising from the activities of KEM after the date hereof or any other work performed on behalf of or for the benefit of the Project (other than inchoate liens that arise by operation of law but which are not presently exercisable). KEM shall pay or cause to be paid all of said liens, claims or demands before any action is brought to enforce the same against the KEM Railroad Property or the Railroad. Notwithstanding anything to the contrary set forth above, if KEM shall in good faith contest the validity of any such lien, claim or demand, then KEM shall, at its expense, defend itself and EMMR against the same and shall pay and satisfy any adverse judgment that may be rendered thereon before any enforcement thereof against KEM or the KEM Property or Railroad but only upon the condition that if EMMR shall so require, KEM shall procure and record or furnish to EMMR a surety bond or other acceptable security satisfactory to EMMR in an amount at least equal to such contested lien, claim or demand indemnifying EMMR against liability for the same, and holding the KEM Railroad Property free from the effect of any such lien or claim. EMMR reserves the right at any time and from time to time to post and maintain on the KEM Railroad Property or any portion thereof or improvement thereon, such notices of non-responsibility or otherwise as may be necessary to protect EMMR against liability for all such liens and claims. Notwithstanding anything to the contrary herein and for the avoidance of doubt, nothing in this Section 15.2 shall preclude in any way KEM’s rights to grant a lien to its Financing Parties in connection with the financing or refinancing of the Project. For the purposes of this Agreement, “Financing Parties” means, with respect to KEM, the agent or lead bank and any other financial institutions party to a loan agreement, indenture, credit agreement, hedge agreement, tax equity financing documents or other debt, equity or other type of financing instrument with KEM, which may be secured in part by KEM’s share of, or interest in, the Project or all or a portion of KEM’s interest in the Eagle Mountain Property. Financing Parties shall not include any Affiliate of KEM.

16. DEFAULT. The occurrence of any of the following events shall constitute an “Event of Default”:

16.1 NON-PAYMENT OF MONETARY OBLIGATION. Either Party’s failure to pay any monetary amount payable under this Agreement when due, where such delinquency continues for more than ten (10) days after receipt of written notice that such payment is delinquent.

16.2 BREACH OF OBLIGATIONS UNDER THIS AGREEMENT OR OTHER TRANSACTION AGREEMENTS. Failure (i) to perform by a Party any of its obligations hereunder (other than monetary payment obligations as set forth in Section 16.1) or under any of the Transaction Agreements, and (ii) to remedy such failure within thirty (30) days after written demand is made therefore by the non-breaching Party; provided, however, that if the failure to remedy such default is not curable within such thirty (30) day period by the defaulting Party by using commercially reasonable efforts, such thirty (30) day period shall be extended for the period reasonably required to cure the failure so long as (a) the breaching Party is exercising diligence to effectuate a cure as soon as is reasonable practicable; and (b) such extended cure period could not reasonably be expected to have a material and adverse impact on the non-breaching Party (including Project Interference).

16.3 ASSIGNMENTS. The making of a general assignment by a Party for the benefit of its creditors (other than in the case of KEM to its Financing Parties as permitted in accordance with this Agreement).

16.4 BANKRUPTCY. The filing of any form of voluntary petition in bankruptcy by a Party or the filing of any involuntary petition by a Party’s creditors, if such petition remains not discharged within a period of sixty (60) days.

16.5 RECEIVERSHIP. The appointment of a receiver to take possession of all or substantially all of a Party’s assets if such receivership is not dissolved within a period of sixty (60) days.

16.6 ATTACHMENT. The attachment or other judicial seizure of substantially all of a Party’s assets, if such attachment or other seizure remains is not dismissed or not discharged for a period of sixty (60) days after the levy thereof.

16.7 INSURANCE. The failure of either Party to maintain the minimum insurance required by Section 19 hereof at all times and such failure is not cured within thirty (30) days of receipt of notice.

17. REMEDIES. Upon the occurrence of an Event of Default and the expiration of any applicable cure periods, the non-defaulting Party shall have all remedies provided by law or equity and as provided in this Agreement. Subsequent to the payment in full of all amounts owed to CIL&D (or its successor and assigns) by KEM’s Affiliates under the $4.25 Million Note and $19 Million Note (as those terms are defined in the PA) (the “CIL&D Payment Date”) the Parties agree that irreparable damage would occur in the event that the obligations under Sections 3, 8, 9, 10, 12, 13, 15, 18.4 and 20.14 of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, after the CIL&D Payment Date each of the Parties shall be entitled to seek specific performance of the terms of this Agreement, including an injunction or injunctions to prevent breaches of this Agreement and to enforce the terms and provisions of this Agreement. Subsequent to the CIL&D Payment Date, each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

18. TERMINATION. This Agreement shall terminate as expressly provided herein, unless earlier terminated by mutual written consent.

18.1 TERMINATION BY KEM. Upon the occurrence of an uncured Event of Default, KEM may terminate this Agreement, provided, that KEM or its Affiliates are not in default under the PA or the Transaction Documents. On termination of this Agreement based upon an uncured Event of Default by EMMR, EMMR within thirty (30) days after termination of this Agreement, shall execute and deliver to KEM a release and termination of this Agreement in a form acceptable for recording.

18.2 TERMINATION BY EMMR. EMMR may at any time terminate this Agreement by giving sixty (60) days advance notice to KEM. If EMMR terminates this Agreement, EMMR shall perform all obligations which accrue or become due before the termination date. On EMMR’s termination of this Agreement, within thirty (30) days after termination, EMMR shall execute and deliver to KEM a release and termination of this Agreement in a form acceptable for recording.

18.3 CONTINUING OBLIGATIONS AND ENVIRONMENTAL LIABILITIES. During the term of this Agreement and after termination or expiration under this Section 18, EMMR shall remain liable for obligations to KEM and/or third parties arising out of or related to the Railroad and Railroad Activities, including the violation of any Laws and Environmental Laws and as provided under Section 6 hereof. Similarly, KEM shall remain liable for its obligations to EMMR and/or third parties as provided in this Agreement with respect to any obligations incurred prior to the termination of this Agreement.

18.4 SURRENDER OF THE PROPERTY AND DISPOSITION OF ASSETS ON TERMINATION. On expiration or termination of this Agreement, EMMR shall surrender its interest in the KEM Railroad Property for the purposes of the Railroad and Railroad Activities. Unless the Parties otherwise agree in writing, EMMR at its sole cost and expense shall remove from the KEM Railroad Property all of the Railroad Facilities and Railroad Equipment and Supplies in accordance with an approved Work Plan within one hundred eighty (180) days following the date of the expiration or termination of this Agreement. This provision shall survive expiration or termination of this Agreement.

19. INSURANCE.

19.1 EMMR INSURANCE OBLIGATIONS. EMMR shall, at its sole expense, obtain and maintain (and cause any subcontractors acting on EMMR’s behalf in connection with any activities contemplated by this Agreement to obtain and maintain) throughout the term of this Agreement the following insurance coverage:

a. Workers’ Compensation Insurance in full compliance with Law, covering all persons employed by EMMR in the conduct of its operations on the Eagle Mountain Property, and Employer’s Liability Insurance in the amount of not less than one million dollars ($1,000,000);

b. Commercial Automobile Liability Insurance on an occurrence basis including all non-owned, hired, rented or owned motor vehicles with a combined single limit for bodily injury and property damage of not less than one million dollars ($1,000,000) per occurrence; and

c. Commercial General Liability Insurance on an occurrence basis with a combined single limit for bodily injury and property damage of not less than one million dollars ($1,000,000) per occurrence and an annual aggregate of not less than two million dollars ($2,000,000) per location, including Premises-Operations, Independent Contractors, Broad Form Property Damage.

19.2 KEM INSURANCE. KEM shall, at its sole cost and expense, provide and maintain throughout the term of this Agreement the following insurance coverage:

a. Workers’ Compensation Insurance in full compliance with Law, covering all persons employed by KEM or its Affiliates in the conduct of its operations on the Eagle Mountain Property, and Employer’s Liability Insurance in the amount of not less than one million dollars ($1,000,000);

b. Commercial Automobile Liability Insurance on an occurrence basis including all non-owned, hired, rented or owned motor vehicles with a combined single limit for bodily injury and property damage of not less than one million dollars ($1,000,000) per occurrence; and

c. Commercial General Liability Insurance on an occurrence basis with a combined single limit for bodily injury and property damage of not less than one million dollars ($1,000,000) per occurrence and an annual aggregate of not less than two million dollars ($2,000,000) per location, including Premises-Operations, Independent Contractors, Broad Form Property Damage.

19.3 GENERAL INSURANCE REQUIREMENTS. Each insurance policy required by EMMR or its subcontractors or by KEM or its Affiliates under this Agreement shall (i) be underwritten by an insurance company licensed to do business in the State of California and having a “General Policyholder’s Rating” of at least A as set forth in the most current issue of “Best’s Insurance Guide”; (ii) if the insurance is to be provided by EMMR or its subcontractors, such insurance shall name KEM as an additional insured on all policies except Workers’ Compensation; (iii) if the insurance is to be provided by KEM or its Affiliates, such insurance shall name EMMR as additional insured on all such polices except Worker’s Compensation and (iv) provide that it may not be materially changed, amended, canceled or allowed to lapse unless thirty (30) days prior written notice is mailed to KEM or to EMMR, as applicable, at the address for notice in this Agreement. Each insurance policy required by this Agreement shall provide that it is primary insurance and not excess over, nor contributory with, any other insurance in force for, or on behalf of, KEM or EMMR, as applicable. Upon request, each Party shall promptly deliver to the other Party a copy of each policy of insurance required by this Agreement within thirty (30) days of the date requested and, if requested, copies of all renewal or replacement policies will be delivered to KEM or EMMR, as applicable not less than the later of (x) fifteen (15) days before the expiration date of each expiring policy (y) ten (10) days after the date of such request. Should EMMR or its subcontractors or KEM or its Affiliates fail to procure or maintain any insurance required by this Agreement, or to deliver such copies of such policies as provided in this Agreement, KEM or EMMR, as applicable, may, at their option, procure the same for the account of the non-performing Party or its applicable subcontractor(s), in the case of EMMR, or, in the case of KEM, its Affiliates, and the cost thereof shall be paid by the applicable Party upon demand.

20. MISCELLANEOUS PROVISIONS.

20.1 ATTORNEYS’ AND OTHER FEES. Should any Party institute any action or proceeding to enforce or interpret this Agreement or any provision hereof, for a declaration of rights hereunder, the prevailing Party in any such action or proceeding shall be entitled to receive from the other Party all costs and expenses, including reasonable attorneys’ and other fees, incurred by the prevailing Party in connection with such action or proceeding. The term “attorneys’ and other fees” shall mean and include reasonable attorneys’ fees, accountants’ fees, and any and all other similar reasonable fees incurred in connection with the action or proceeding and preparation therefor. The term “action or proceeding” shall mean and include actions, proceedings, suits, arbitrations, appeals and other similar proceedings.

20.2 COMPUTATION OF TIME. All references to “days” shall mean calendar days unless otherwise specifically set forth herein. If the last day for any period or any date pursuant to this Agreement is a weekend or a holiday recognized in California, such last day or date shall automatically be deemed to be the next succeeding business day. A day shall be construed as a business day if banks are open for business on that day in Riverside County, California, but a business day shall not include a Sunday or Saturday.

20.3 BENEFICIARIES. Eagle Crest and CIL&D shall, respectively, be deemed third party beneficiaries of this Agreement, and all of KEM’s rights shall inure to the benefit of, and may be exercised by, Eagle Crest. Except as provided in the foregoing sentence or as may be separately agreed by the Parties in writing, including pursuant to a consent agreement entered into with the Financing Parties pursuant to Section 20.6 below, no party shall be deemed a third party beneficiary of this Agreement.

20.4 WAIVER. No Party shall be deemed to have waived any right which such Party has under this Agreement, unless this Agreement expressly provides a period of time within which such right may be exercised and such time period has expired, or unless such Party has expressly waived the same in writing or unless this Agreement specifies that a waiver shall be deemed to have occurred. Any failure on the part of any Party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the Party to whom such compliance is owed. The waiver by either Party of a right, claim, default, by the other Party shall not be deemed a waiver of any other right, claim or default or any subsequent default of the same kind.

20.5 GOVERNING LAW. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California, without regard to the conflict of law principles thereof.

20.6 TRANSFER. The rights and interests of EMMR under this Agreement may only be conveyed, assigned or otherwise transferred in whole or in part (i) to any Affiliate of EMMR which expressly assumes the obligations of EMMR hereunder with reasonable prior, written notice to KEM, and (ii) to any other person subject to the prior written consent of KEM, which consent shall not be unreasonably delayed, conditioned or withheld, and the rights and obligations shall extend to its successors and assigns; provided, however, any transfer under clause (i) above may be conditioned upon such transferee delivering to KEM documentation reasonably satisfactory to KEM whereby such transferee expressly assumes the obligations of EMMR hereunder; provided, further, in connection with the transfer by KEM of its interest in the Eagle Mountain Property, the rights of KEM under this Agreement shall automatically be transferred without the consent of EMMR to the transferee of KEM’s interest in the Eagle Mountain Property and, subject to Section 20.15 below, KEM may not transfer its rights under this Agreement separate and apart from its interest in the Eagle Mountain Property. Notwithstanding anything to the contrary contained herein, a transferee of EMMR permitted under the Mining Lease shall be deemed a permitted transferee hereunder. Any transfer made in violation of this Section 20.6 shall be null and void and of no force and effect.

20.7 ENTIRE AGREEMENT. This Agreement and the Exhibits hereto and the Transaction Agreements constitute the entire agreement of the Parties covering everything agreed upon or understood with respect to this Agreement. This Agreement may not be amended or modified except by a written document executed by the Parties to this Agreement.

20.8 HEADINGS. The headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, extend or interpret the scope of this Agreement or of any particular Section.

20.9 NOTICES. Any notices, demands or other communications required or permitted to be given by any provision of this Agreement or which any Party may desire to give the other shall be given in writing, delivered personally or sent by certified mail, postage pre-paid, facsimile, or by Federal Express or similar generally recognized delivery service regularly providing proof of delivery, addressed to a Party, at the addresses set forth below, or to such other address as said Party may hereafter or from time to time designate by written notice to the other Party. Notice by United States Postal Service or delivery service as provided herein shall be considered given on the earlier of the date on which said notice is actually received by the Party to whom such notice is addressed, or as of the date of delivery, whether accepted or refused, established by the United States Postal service return receipt or such overnight carrier’s proof of delivery, as the case may be. Any such notice given by facsimile shall be deemed given upon receipt of the same by the Party to which it is addressed; provided, however, any facsimile sent after 4:00 p.m. (California time) shall be deemed received on the next succeeding business day.

To EMMR:	WITH A COPY TO:

EAGLE MOUNTAIN MINING & RAILROAD COMPANY, LLC	EAGLE MOUNTAIN MINING & RAILROAD COMPANY, LLC
337 N. Vineyard Ave., 4th Floor	337 N. Vineyard, 4th Floor
Ontario, CA 91764	Ontario, CA 91764
Attn.: Richard E. Stoddard	Attn.: Terry Cook
Telephone: 909.483.8501	Telephone: 909.483.8511
Facsimile: 909.944.6605 Email:	Facsimile: 909.944.6605 Email: terry@cild.co

To KEM:	WITH A COPY TO
(which shall not constitute notice):

KAISER EAGLE MOUNTAIN, LLC	LATHAM & WATKINS LLP
c/o Eagle Crest Energy Company	355 S. Grand Ave
3000 Ocean Park Blvd, Suite 1020	Los Angeles, CA 90071-1560
Santa Monica, CA 90405	Attn: Kevin Ehrhart
Attn.: J. Douglas Divine	Telephone: 213.485.1234
Telephone: 310.450.9090	Facsimile: 213.891.8763
Facsimile: 310.450.9494 Email: ddivine@eaglecrestenergy.com	Email: Kevin.Ehrhart@lw.com

20.10 COUNTERPARTS. This Agreement may be executed in two counterparts, each of which when executed shall be deemed an original, but both of which when taken together shall constitute one and the same instrument. Facsimile or scanned signatures on this Agreement are acceptable, provided that original signatures are presented to the Parties promptly thereafter.

20.11 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions completed hereby are fulfilled to the extent possible.

20.12 AUTHORITY. The undersigned are authorized to execute and enter into this Agreement for and on behalf of their respective Party.

20.13 FURTHER ASSURANCES AND CONSENTS. Each Party hereto shall from and after the date hereof execute and acknowledge such further instruments and documents and perform such additional acts as any other Party may reasonably request to effectuate the intent of this Agreement; provided, however, that no such requests may require any Party to make any material expenditure. In addition, this Agreement is deemed by KEM and EMMR to provide each Party with all consents that such Party may need to carry out its respective activities at the Eagle Mountain Property, including all consents that may be required or requested by governmental or quasi-governmental authorities in approving the Project or Railroad Activities. However, should EMMR or KEM be required by any governmental or quasi-governmental authorities to provide additional or further property owner consents, KEM shall promptly and freely provide such consents as necessary with respect to any activities undertaken in compliance with this Agreement. KEM and EMMR shall not protest or negatively comment on any application by the other Party for any permit or approval necessary for that Party to conduct its activities at the Eagle Mountain Property as contemplated by this Agreement, whether now pending or later filed, or revisions, amendments or additions thereto so long as such permit, revisions, amendments, or additions do not have a material adverse effect on the rights of KEM or EMMR, as the case may be, under this Agreement or result in any Project Interference.

20.14 RESOLUTION OF DISPUTES. Prior to the CIL&D Payment Date any and all claims, grievances, demands, controversies, causes of action or disputes of any nature whatsoever (including tort and contract claims, and claims under any applicable Law) arising out of, in connection with, or in relation to (i) this Agreement, or (ii) questions of arbitrability under this Agreement (hereinafter, a “Dispute”), may be resolved by the Parties through litigation in the California Superior Courts located in Los Angeles County, California, including, where appropriate, by seeking equitable relief under Section 17 of this Agreement. After the CIL&D Payment Date, all disputes shall be resolved by final and binding, arbitration in accordance with the Federal Arbitration Act, 9 U.S.C. Section 1, et seq. pursuant to the following procedures:

(a) AFTER THE CIL&D PAYMENT DATE ANY PARTY MAY SEND ANOTHER PARTY OR PARTIES WRITTEN NOTICE IDENTIFYING THE MATTER IN DISPUTE AND INVOKING THE PROCEDURES OF THIS SECTION 24.12 (THE “DISPUTE NOTICE”). WITHIN FOURTEEN (14) DAYS FROM DELIVERY OF THE DISPUTE NOTICE, EACH PARTY INVOLVED IN THE DISPUTE SHALL MEET AT A MUTUALLY AGREED LOCATION IN LOS ANGELES, CALIFORNIA, FOR THE PURPOSE OF DETERMINING WHETHER THEY CAN RESOLVE THE DISPUTE THEMSELVES BY WRITTEN AGREEMENT, AND, IF NOT, WHETHER THEY CAN AGREE UPON AN IMPARTIAL THIRD-PARTY ARBITRATOR (THE “ARBITRATOR”) TO WHOM TO SUBMIT THE MATTER IN DISPUTE FOR FINAL AND BINDING ARBITRATION. IN THE EVENT THE MATTER IN DISPUTE INVOLVES MORE THAN FIVE MILLION DOLLARS IN CLAIMED DAMAGES, THEN ANY PARTY TO THE DISPUTE MAY UPON WRITTEN DEMAND MADE ON OR BEFORE THREE (3) DAYS

FOLLOWING THE MEETING OF THE PARTIES AS PROVIDED IN THIS SECTION 20.14(A) REQUIRE THAT THE ARBITRATION BE CONDUCTED BY A PANEL OF THREE (3) ARBITRATORS.

(b) IF SUCH PARTIES FAIL TO RESOLVE THE DISPUTE BY WRITTEN AGREEMENT OR AGREE ON THE ARBITRATOR(S) WITHIN THE LATER OF FOURTEEN (14) DAYS FROM ANY SUCH INITIAL MEETING OR WITHIN THIRTY (30) DAYS FROM THE DELIVERY OF THE DISPUTE NOTICE, ANY SUCH PARTY MAY MAKE WRITTEN APPLICATION TO JAMS, INC. (OR ITS SUCCESSOR, “JAMS”), IN LOS ANGELES, CALIFORNIA FOR THE APPOINTMENT OF A SINGLE ARBITRATOR OR PANEL OF ARBITRATORS AS PROVIDED ABOVE TO RESOLVE THE DISPUTE BY ARBITRATION. THE ARBITRATION WILL BE ADMINISTERED BY JAMS PURSUANT TO ITS COMPREHENSIVE ARBITRATION RULES AND PROCEDURES AND ITS RECOMMENDED ARBITRATION DISCOVERY PROTOCOLS. AT THE REQUEST OF JAMS THE PARTIES INVOLVED IN THE DISPUTE SHALL MEET WITH JAMS AT ITS OFFICES WITHIN FOURTEEN (14) DAYS OF SUCH REQUEST TO DISCUSS THE DISPUTE AND THE QUALIFICATIONS AND EXPERIENCE WHICH EACH PARTY RESPECTIVELY BELIEVES THE ARBITRATOR(S) SHOULD HAVE; PROVIDED, HOWEVER, THAT THE SELECTION OF THE ARBITRATOR(S) SHALL BE THE EXCLUSIVE DECISION OF JAMS AND SHALL BE MADE WITHIN THIRTY (30) DAYS OF THE WRITTEN APPLICATION TO JAMS.

(c) WITHIN SIXTY (60) DAYS OF THE SELECTION OF THE ARBITRATOR(S), OR SUCH OTHER LONGER TIME AS THE PARTIES MAY MUTUALLY AGREE UPON, THE PARTIES INVOLVED IN THE DISPUTE SHALL MEET IN LOS ANGELES, CALIFORNIA WITH SUCH ARBITRATOR(S) AT A PLACE AND TIME DESIGNATED BY SUCH ARBITRATOR(S) AFTER CONSULTATION WITH SUCH PARTIES AND PRESENT THEIR RESPECTIVE POSITIONS ON THE DISPUTE. THE PERIOD OF DISCOVERY SHALL BE AT LEAST FORTY (40) DAYS UNLESS OTHERWISE AGREED BY THE PARTIES. UNLESS OTHERWISE SPECIFIED BY THE ARBITRATOR(S), EACH PARTY SHALL HAVE NO LONGER THAN TWO (2) DAYS TO PRESENT ITS POSITION, THE ENTIRE PROCEEDINGS BEFORE THE ARBITRATOR(S) SHALL BE NO MORE THAN FIVE (5) CONSECUTIVE DAYS, AND THE DECISION OF THE ARBITRATOR(S) SHALL BE MADE IN WRITING NO MORE THAN THIRTY (30) DAYS FOLLOWING THE END OF THE PROCEEDING. SUCH AN AWARD SHALL BE A FINAL AND BINDING DETERMINATION OF THE DISPUTE AND SHALL BE FULLY ENFORCEABLE AS AN ARBITRATION DECISION IN ANY COURT HAVING JURISDICTION AND VENUE OVER SUCH PARTIES. THE DECISION SHALL BE MADE IN ACCORDANCE WITH THIS AGREEMENT AND APPLICABLE LAW. THE PREVAILING PARTY OR PARTIES (AS DETERMINED BY THE ARBITRATOR(S)) SHALL IN ADDITION BE AWARDED BY THE ARBITRATOR(S) SUCH PARTY’S OR PARTIES’ OWN REASONABLE LEGAL FEES AND EXPENSES IN CONNECTION WITH SUCH PROCEEDING. THE PARTIES SHALL SHARE EQUALLY IN THE PAYMENT OF THE ARBITRATOR(S)’ FEES AND EXPENSES REGARDLESS OF WHO IS THE PREVAILING PARTY OR PARTIES. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, THIS SECTION 20.14 SHALL NOT APPLY TO ANY REQUEST BY ANY PARTY TO THIS AGREEMENT FOR TEMPORARY, PRELIMINARY OR PERMANENT INJUNCTIVE RELIEF OR OTHER FORMS OF EQUITABLE RELIEF PERMITTED UNDER SECTION 17; PROVIDED, THAT ANY CONTROVERSY ARISING OUT OF SUCH REQUEST FOR RELIEF (OTHER THAN ON THE QUESTION OF THE INJUNCTIVE OR OTHER EQUITABLE RELIEF BEING SOUGHT) SHALL BE SETTLED PURSUANT TO BINDING ARBITRATION PURSUANT TO THIS SECTION 20.14.

(d) ALL OFFERS, PROMISES, CONDUCT AND STATEMENTS, WHETHER ORAL OR WRITTEN, MADE IN THE COURSE OF THE INFORMAL DISCUSSIONS BY ANY OF THE PARTIES IN CONNECTION WITH THE SETTLEMENT OR ATTEMPTED SETTLEMENT OF ANY DISPUTES ARISING HEREUNDER, THEIR AGENTS, EMPLOYEES, EXPERTS, AND ATTORNEYS ARE CONFIDENTIAL, PRIVILEGED AND INADMISSIBLE FOR ANY PURPOSE, INCLUDING IMPEACHMENT, IN ANY ARBITRATION OR OTHER PROCEEDING INVOLVING THE PARTIES, PROVIDED THAT EVIDENCE THAT IS OTHERWISE ADMISSIBLE OR DISCOVERABLE SHALL NOT BE RENDERED INADMISSIBLE OR NON-DISCOVERABLE AS A RESULT OF ITS USE IN THE INFORMAL DISCUSSIONS.

20.15. ASSIGNMENT BY KEM TO FINANCING PARTIES. Notwithstanding anything to the contrary herein (including Section 20.6), EMMR agrees that KEM may at any time pledge, collaterally assign, encumber, or grant a security interest in its rights under this Agreement to any of the Financing Parties without the need for any consent from EMMR. EMMR agrees that it shall, at any time and from time to time during the term of this Agreement, after receipt of a written request by KEM, execute and deliver to KEM and KEM’s Financing Parties, as designated in such request, such commercially reasonable estoppel certificates and consent and collateral assignment agreements in connection with any such assignment, providing for terms and conditions customary to similar project finance transactions in California and otherwise reasonably acceptable to EMMR and such Financing Parties. Upon the request of KEM, EMMR will reasonably cooperate at KEM’s expense in the financing or refinancing of the Project, including in the making of any filings required by KEM for regulatory compliance or obtaining governmental approvals.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the Closing Date.

“EMMR”

EAGLE MOUNTAIN MINING & RAILROAD COMPANY, LLC, a Delaware limited liability company

By:	/s/ Richard E. Stoddard
	Name:	Richard E. Stoddard
	Title:	President

[Signatures continue on the following page]

(Signature page to Railroad Operations Agreement – Eagle Mountain)

“KEM”

KAISER EAGLE MOUNTAIN, LLC, a Delaware limited liability company

By:	/s/ Doug Divine
	Name:	Doug Divine
	Title:	Authorized Person

(Signature page to Railroad Operations Agreement – Eagle Mountain)

THE EXHIBITS AND/OR SCHEDULES TO THIS AGREEMENT

OR INSTRUMENT ARE NOT BEING FILED BUT WILL BE

FURNISHED TO THE SECURITIES AND EXCHANGE

COMMISSION UPON THE REQUEST OF THE SECURITIES AND

EXCHANGE COMMISSION.